Exhibit 10.1

TH1S MASTER AGREEMENT (this “Agreement”) is dated as of the 24th day of June, 2010 and made AMONG:

1.                            BOURBON SA, a company incorporated in France and registered at the Registry of Commerce and Companies of Paris under number B310 879 499, and whose registered office is at 148 Rue Sante 13007, Marseille, France, represented for the purpose of this Agreement by Laurent Renard (“Sellco”);

2.                            Genco Shipping & Trading Limited, a Marshall Islands corporation having offices at 299 Park Avenue, 20th Floor, New York, NY 10171, U.S.A. (“Buyco”); and

3.                            The companies whose names and addresses are set out in schedule 1 (together the “Sellers” and each a “Seller”).

together hereinafter referred to as the “Parties” and individually, the “Party”.

1T IS HEREBY AGREED as follows:

1              Definitions.

1.1          Defined expressions.

“Account” means the interest bearing Dollar account opened by the Parties pursuant to the First Escrow Agreement and governed as of the date hereof by the Second Escrow Agreement;

“Affiliate” means in relation to a company, any other company which, directly or indirectly, controls or is controlled by such company, and any other company controlled, directly or indirectly, by any such controlling company and for this purpose “control” shall have the meaning given by article L.233-3 I and II of the French Commercial Code;

“Allocated Purchase Price” means, in respect of each Vessel and Newbuilding, the purchase price of such Vessel or Newbuilding as set out in the relevant column of schedule 1;

“Bank” means DnB NOR Bank ASA, London and includes its successors in title;

“Banking Day” means any day (other than Saturday and Sunday) on which banks are open for business in New York, London and the place where a payment is to be made;

“Buyer” means a company nominated by Buyco pursuant to the provisions of clause 2.7 as being the buying company under a MOA, and “Buyers” means, together, all companies nominated by Buyco pursuant to the provisions of clause 2.7;

“Charters” means the charters described in schedule 4.

“Credit Facilities” means the credit facilities described in schedule 5.

“Dollars” or “$” means the lawful currency of the United States of America;

“First Closing Date” is the date on which the first closing of the purchase of a Vessel hereunder occurs.

“First Escrow Agreement” means the escrow agreement dated as of June 21, 2010 made between Bourbon SA, Sellco, Buyco and the Bank;

“MOA” means, in relation to each Vessel or Newbuilding, a memorandum of agreement to be executed in relation to the sale and purchase of such Vessel or Newbuilding and “MOAs” means, together, all the memoranda of agreement executed by the relevant parties in relation to the Vessels and Newbuildings, copies of which are attached hereto as schedule 3;

“MOA Account” means, in respect of each MOA, the interest bearing Dollar bank account opened or (as the context may require) to be opened jointly by the relevant Seller and the relevant Buyer with the Bank in their joint names pursuant to the provisions of clause 2 of the relevant MOA, and “MOA Accounts” means, together, all the joint interest bearing Dollar bank accounts opened pursuant to the provisions of clause 2 of each MOA;

“MOA Deposit” means, in respect of each MOA, the sum deposited or (as the context may require) to be deposited by the relevant Buyer in the relevant MOA Account pursuant to the provisions of clause 2 of the relevant MOA, and “MOA Deposits” means the aggregate of the sums deposited in the MOA Accounts pursuant to the provisions of clause 2 of each MOA;

“Newbuildings” means the vessels under construction listed in Part B of Schedule 1;

“Outside Date” means August 31, 2010;

“Second Deposit” means the amount of fifty-four million five hundred thousand U.S. Dollars (US$54,500,000) minus the First Deposit, which has been or shall be deposited by Buyco in the Account;

“Second Escrow Agreement” means that certain Escrow Agreement dated as of June 24, 2010 by and among Sellco, Buyco, and the Bank;

“Total Purchase Price” means $545,000,000, being the aggregate of the Allocated Purchase Prices of all the Vessels and Newbuidings to be delivered to a Buyer in accordance with the terms of the relevant MOAs; and

“Vessel” means any of the vessels listed in Part A of schedule 1 and “Vessels” means any or all of them.

1.2          Headings.   Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.3          Construction of certain terms.  In this Agreement, unless the context otherwise requires:

(a)                                  “hereof,” “herein,” and “hereinafter” refer to this Agreement as a whole, including without limitation the exhibits and schedules hereto;

(b)                                 references to clauses and the schedules are to be construed as references to clauses of, and the schedules to, this Agreement and references to this Agreement include the schedules and the MOAs;

(c)                                  “including” means including, without limitation (whether or not so expressed);

(d)                                 “days” means calendar days;

(e)                                  references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as amended in accordance with the terms thereof, or, as the case may be, with the agreement of the relevant parties and (where such consent is, by the terms of this Agreement or the relevant document, required to be obtained as a condition to such amendment being permitted) the prior written consent of the relevant party;

(f)            words importing the plural shall include the singular and vice versa;

(g)                                 references to a person shall be construed as references to an individual, firm, company, corporation or unincorporated body of persons; and

(h)                                 references to statutory provisions shall be construed as references to those provisions as re-enacted, amended or extended.

1.4          Conflict with MOAs. This Agreement shall be read together with each MOA, but in case of any conflict between this Agreement and a MOA, the provisions of this Agreement shall prevail.

2              Purchase and Sale of Vessels; Related Transactions.

2.1          Purchase and sale.  Subject to the terms and conditions set forth in this Agreement and the MOAs, Sellco shall convey, transfer, assign, sell, and deliver to Buyco, and Buyco shall acquire, accept, and purchase, each of the Vessels and the Newbuildings.   To the extent any Vessel is subject to a contract of affreightment as of the date hereof, the sale and purchase of the relevant Vessel subject to the contract of affreightment shall take place on or after the expiry of such contract of affreightment.

2.2          Purchase price.  Subject to the terms of this Agreement (including the MOAs), the Total Purchase Price (payable under the MOAs) shall be payable in installments. Each installment shall be equal to the amount of the Allocated Purchase Price for the relevant Vessel and shall be payable in accordance with the terms of the relevant MOA. The Allocated Purchase Price of each Vessel and Newbuilding is based on the assumption that the only items to be excluded from the sale of such Vessel or Newbuilding under the relevant MOA shall be those listed in schedule 2.

2.3          Vessel Inspections.   Seller shall make the three (3) Vessels known as the Thermidor, the Angor, and the Dalior to be available at locations and times reasonably agreeable to Buyco in order for Buyer to inspect such Vessels (the “Vessel Inspections”) no later than July 12, 2010.

2.4          Delivery of Vessels and Newbuildings.  Subject to Clause 2.1, the physical deliveries of the Vessels and Newbuildings will take place at safe berths or anchorages free of cargo, excluding areas prohibited by the United States of America’s laws and regulations and otherwise in accordance with the MOAs.  Sellco will use its best efforts to cause the time of delivery for each Vessel and Newbuilding, which is to be mutually agreed, to occur between July 19, 2010 and August 31, 2010 for the Vessels, between July 19, 2010 and [August 30], 2010 for the Newbuilding known as the Antheor, and between July 19, 2010 and [May 30], 2011 for the Newbuilding known as the Sunor.

2.5          Charter Parties.  Sellco shall use its best efforts to have the relevant Charterer under each Charter Party execute not later than the date of the First Closing a novation agreement providing for the novation of that Charter Party to the relevant Buyer upon delivery of the relevant Vessel under the relevant MOA, upon the terms and subject to the conditions included in the draft set out in Schedule 6.  If, despite Sellco’s best efforts, Sellco is unable to obtain such novation by the date which is thirty (30) days prior to the cancelling date under a given MOA, then (a) subject to any other applicable conditions under this Agreement (including the MOAs), the sale of the relevant Vessel shall proceed without the Charter Party being attached to the Vessel, and (b) Sellco shall fully defend, hold harmless, and indemnify Buyco, its Affiliates, and their respective officers, directors, shareholders, and personnel, from any and all liabilities arising out of or relating to termination of such Charter Party, including reasonable fees and expenses of counsel.

2.6          Transfer of Credit Facilities.  Sellco shall use its best efforts to have the relevant lender or lenders under each Credit Facility execute not later than July 13, 2010 supplemental loan documentation upon terms reasonably acceptable to Buyco providing for transfer of that Credit Facility to Buyco or the relevant Buyer upon delivery of the relevant Vessel(s) under the relevant MOA.  If such supplemental loan documentation is executed with respect to a given Credit Facility, Buyco shall be responsible for any bank fees payable in connection with such execution as specified in such documentation.  If such supplemental loan documentation is not executed, Sellco shall continue to bear all costs and liabilities associated with such Credit Facility, and in particular and without limitation shall be responsible for the prepayment of such Credit Facilities and any costs in connection with such prepayment or termination of such Credit Facility.

2.7          Nomination.   Buyco shall have the right to nominate another company as the buyer under each MOA no later than seven (7) Banking Days prior to the delivery of the relevant Vessel under such MOA.

2.8          Execution of MOAs.  Simultaneously with the execution and delivery of this Agreement, the Parties shall execute and deliver the MOAs.

2.9          Employee representatives.  Sellco and the Sellers shall submit to all appropriate works councils or other employee representative bodies any notifications or information, and shall obtain any prior opinion from such works councils or other employee representative bodies, in each case as and when required to be provided or obtained in connection with the transactions contemplated hereby under applicable law and in any event no later than the First Closing Date.

2.10.       Taxes.  Sellco and the Sellers represent and warrant that none of the Vessels are used for transport between two points situated in France (including Corsica and French overseas departments).  The representations and warranties in this clause 2.11 shall survive the closings for the purchase of the Vessels.  Sellco shall fully defend, hold harmless, and indemnify Buyco, its Affiliates, and their respective officers, directors, shareholders, and personnel, from any and all liabilities arising out of or relating to any breach of this representation and warranty, including reasonable fees and expenses of counsel.

3              Deposits.

3.1          Second Deposit.   Not later than 5:00 p.m. (London time) on June 28, 2010, Buyco shall deposit in the Account a sum equal to the Second Deposit, which together with the amount of US$5,000,000 deposited by Buyco into escrow pursuant to the First Escrow Agreement (together with interest earned thereon) (the “First Deposit”), shall be the “Total Deposit”.  Interest on the Total Deposit shall accrue in accordance with the terms of the Second Escrow Agreement.

3.2          MOA Deposits.   On the later of July 19, 2010 and the date by which all MOA Accounts have been opened, Sellco and Buyco shall instruct the Bank to remit to each MOA Account the amount of the relevant MOA Deposit as specified in the relevant MOA using funds from the Initial Deposit.

4.             Conditions Precedent to the Obligations of Buyco and the Buyers. Notwithstanding any other provisions of this Agreement (including the MOAs), the obligations of Buyco and any Buyer to purchase and pay for the Vessels and Newbuildings and to consummate the other transactions contemplated hereby are subject to the fulfillment of the following conditions:

(a)           Buyco shall have completed the Vessel Inspections to its reasonable satisfaction on or before July 13, 2010;

(b)           Buyco shall not have given written notice under clause 7.1(c) on or before July 13, 2010; and

(c)           all conditions precedent to the Parties’ respective obligations set forth in the relevant MOA shall have been satisfied, including, without limitation, delivery of the Vessel or Newbuilding on or before the final date permitted in such MOA.

Buyco may waive any one or more of the foregoing conditions in this clause 4 in its sole discretion.

5          Guarantees.

5.1          Sellco, as primary obligor and not merely as surety, hereby unconditionally and irrevocably guarantees the due and punctual performance by each of the Sellers of their respective obligations under the MOAs, for the benefit of Buyco and each of the Buyers.

5.2          Buyco, as primary obligor and not merely as surety, hereby unconditionally and irrevocably guarantees the due performance by each of the Buyers of its their respective obligations under each of the MOAs for the benefit of Sellco and each of the Sellers.

5.3          No alteration in the terms of this Agreement or any MOA or in the extent or nature of the obligations or liabilities to be guaranteed hereunder, and no allowance of time given by or to any party to this Agreement or any MOA, or any other forbearance or concession or any other act or omission by any person, which, but for this provision, might exonerate or discharge either Sellco or Buyco from their respective guarantee hereunder, shall in any way release or discharge Sellco or Buyco, as the case may be, from its obligations and liabilities under this Agreement.

6              Personnel of Sellco, the Sellers, and their Affiliates.  Neither Buyco nor any of its Affiliates shall have any obligation under or in regard to this Agreement or the transactions contemplated hereby to provide employment to any of personnel of Sellco, the Sellers, or their respective Affiliates (collectively, “Seller Personnel”).  In the event that employment of any

Seller Personnel is deemed to be assumed by or transferred to Buyco or any of its Affiliates by operation of French law or otherwise, Sellco shall assume, or shall cause one or more of its Affiliates to assume, full responsibility for any termination or other liabilities relating to the Seller Personnel, whether or not related to the this agreement or the transactions contemplated hereby, and whether arising at any time before, on or after the date hereof.  Buyco shall, and shall procure that the Buyers shall, perform such acts and execute such documents as Sellco may reasonably require in connection with the assumption by Sellco and/or its Affiliates of all such liabilities and, if applicable, the termination of such other personnel’s contracts of employment; except that Buyco shall have no obligation to perform any act or execute any document that is prejudicial to its interests.  Sellco shall be solely responsible for any termination, severance, or other costs or liabilities relating to any Seller Personnel, whether or not such costs relate to, result from or arise out of this Agreement or the transactions contemplated hereby, including any such costs or liabilities relating to, result from or arise out of (i) the employment or the actual or constructive termination of employment of any Seller Personnel by Seller (including in connection with the consummation of the transactions contemplated by this Agreement), (ii) the participation in or accrual of benefits or compensation under, or the failure to participate in or to accrue compensation under, any employee benefit plan, and (iii) accrued but unpaid salaries, wages, bonuses, incentive compensation, commissions, retention payments, vacation or sick pay or other compensation or payroll items (including deferred compensation) and all contributions and payments to be made with respect to the social security regime (including pensions, unemployment benefits, and the welfare programs).  In addition, Sellco shall fully defend, hold harmless, and indemnify Buyco, its Affiliates, and their respective officers, directors, shareholders, and personnel, from any and all liabilities relating to Seller Personnel as referred to above, including reasonable fees and expenses of counsel.

7              Termination.

7.1          Grounds for termination of Agreement.  This Agreement (including all MOAs) may be terminated at any time prior to the First Closing Date:

(a)           by mutual written agreement of Sellco and Buyco;

(b)           by Sellco and Sellers, on the one hand, or Buyco, on the other, if the other has materially breached its obligations under clause 2.5, 2.6, or 2.9 of this Agreement and such breach continues for a period of thirty (30) days (or such lesser number of days exists before the First Closing Date) after written notice thereof has been given by the non-breaching Party to the breaching Party

(c)           by Buyco immediately upon written notice to Sellco and Sellers given on or prior to July 13, 2010 if the condition set forth in clause 4(a) has not been satisfied by July 12, 2010;

(d)           by Buyco or Sellco immediately upon written notice to the other in the event that Buyer gives notice, at its election, to Sellco and Sellers on or prior to July 13, 2010 stating that Buyco has not obtained financing for the Total Purchase Price acceptable to Buyco in its sole discretion; or

(e)          by either Sellco or Buyco if the First Closing Date shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement under this clause

7.1(d) shall not be available to any Party whose failure to take any action required to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the First Closing Date to occur prior to such date.  Any Party terminating this Agreement under this clause 7.1(d) shall send notice thereof to the other Parties.

7.2          Effects of termination.  In the event of termination of this Agreement as provided in clause 7.1, this Agreement (including the MOAs) shall immediately become void, and there shall be no liability or obligation on the part of any Party or its Affiliates or their respective officers, directors, shareholders, or personnel, except that:

(a) any such termination shall not relieve any party from liability for any breach of this Agreement;

(b) the provisions of clauses 1, 2.5, 2.11, 6, 7.2, 9, 10, and 11 shall survive any termination of this Agreement;

(c)  If Buyco or Sellco terminates this Agreement pursuant to clause 7.1(d) and Sellco and the Sellers have fulfilled all other conditions hereunder to Buyco’s and Buyer’s obligations to purchase any and all Vessels and Newbuildings and are otherwise are prepared to deliver all Vessels and Newbuildings in accordance with this Agreement on the effective date of termination (excluding such conditions or preparations that would be fulfilled solely by the passage of time), then either Sellco or Buyco may instruct the Bank to remit an amount equal to $5,000,000 from the Initial Deposit to Sellco’s account, and to remit the balance of the Initial Deposit to Buyco’s account in accordance with the terms of the Second Escrow Agreement;

(d)           If Buyco and/or Sellco terminates this Agreement pursuant to clause 7.1(a), 7.1(b), 7.1(c), or 7.1(e), then Sellco and Buyco shall instruct the Bank to remit the Initial Deposit to Buyco’s account in accordance with the terms of the Second Escrow Agreement.

7.3          Closings under MOAs.  All provisions of this Agreement shall survive each closing under any MOA.

8              Exclusivity.  Sellco, the Sellers and any third party related or connected thereto (contractually or otherwise) shall not have the right to market any of the Vessels and Newbuildings, the Sellers, or any interest therein to other interested parties after the date of execution of this Agreement unless and until this Agreement and/or the MOAs executed in relation to any such Vessel and Newbuildings are terminated in accordance with the terms provided herein or therein.

9              Notices.   Every notice, request, demand or other communication under this Agreement or (unless otherwise provided therein) under any of the MOAs shall:

(a)                        be in writing delivered personally or by first-class prepaid letter (airmail if available), express courier or facsimile transmission;

(b)                       be deemed to have been received, in the case of a letter, when delivered personally or three (3) days after it has been put in to the post or delivered to the express courier and, in the case of a facsimile transmission, at the time of dispatch (provided that if the date of dispatch is not a business day in the country of the addressee or if the time of dispatch is after the close of business in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day); and

(c)                        be sent:

(i)	to Buyco at:	(ii)	to Sellco or Sellers at

	Genco Shipping & Trading Limited		Bourbon SA
	299 Park Avenue, 20th Floor		c/o Bourbon Maritime SAS
	New York, NY 10171		148 rue Sainte
	Attn.: Mr. John C. Wobensmith		13007 Marseille
	Telecopier: +1 (646) 443-8551		France
Attn: Mr. Laurent Renard
	with a copy (which shall not constitute notice) to:		Telecopier: +33 (0) 4 91 13 14 13

	Kramer Levin Naftalis & Frankel LLP		with a copy (which shall not constitute notice) to:
1177 Avenue of the Americas
	New York, NY 10036		Holman Fenwick Willan LLP
	U.S.A.		Friary Court
	Attn.: Thomas E. Molner, Esq.		65 Crutched Friars
	Telecopier: +1 (212) 715-8000		London EC3N 2AE
Attn: Alistair Mackie, Esq.
	and		Telecopier: +44 (0) 207 264 8888

Watson, Farley & Williams LLP
15 Appold Street
London EC2A 2HB
Attn.: Richard Dibble, Esq.
Telecopier: +44 20 7814 8141

or to such other address and/or numbers as is notified by one Party to the other Parties in accordance with this clause 9.

10           Governing Law; Dispute Resolution.

10.1        Law.  This Agreement is governed by, and shall be construed in accordance with, English law.

10.2        Arbitration.  Any dispute (including non-contractual disputes or claims) arising out of this letter agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each of Buyco and Sellco.  On the receipt by one such Party of the nomination in writing of the other such Party’s arbitrator, that Party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply.  If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final.

10.3        Contracts (Rights of Third Parties) Act 1999.  Save for any rights of the Buyers set out herein, no term of this Agreement is enforceable under the terms of the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

11.          General.

11.1        Execution.  This Agreement and each of the MOAs may be executed in any number of counterparts and by the different parties hereto and/or thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement and/or any MOA by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement and/or such MOA.

11.2        Assignment.  Except as expressly provided herein, no Party may assign any of its rights or obligations under this Agreement without the prior written consent of the other Parties.

11.3        Amendments and Modifications.  No amendment or modification of this Agreement shall be effective unless in writing and signed by all the Parties.

11.4        Waiver.  Terms of this Agreement may only be waived by written consent signed by the Party granting the waiver.  The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision and any extension of time for the performance of any obligation shall not be deemed to be an extension of time for the performance of any other obligation.

11.5        Severability.  If a provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect the validity or enforceability in that jurisdiction of any other provision of this Agreement.

11.6        English language.  All documents to be delivered under or supplied in connection with this Agreement shall be in the English language or shall be accompanied by a certified English translation upon which the recipient party shall be entitled to rely.

11.7        Publicity.  Buyco and Sellco shall coordinate with each other in good faith with respect to any public announcements concerning this Agreement.

11.8        Expenses.  Each Party shall bear its own expenses (including, without limitation, taxes, if any, and legal fees) incurred in connection with the transactions contemplated hereby.

11.9.       Entire Agreement.  This Agreement represents the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, whether written or oral, with respect to such subject matter, including the Exclusivity Agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first set forth above.

BOURBON S.A.		GENCO SHIPPING & TRADING LIMITED

By:	/s/ Laurent Renard	By:	/s/ John Wobensmith
Name: Laurent Renard		Name: John Wobensmith
Title: Directeur general délégué		Title: CFO

SELLERS:

AVRACS S.A.S.U.		MOLITOR S.A.S.U.

By:	/s/ Laurent Renard	By:	/s/ Laurent Renard
Name: LAURENT RENARD		Name: LAURENT RENARD
Title: REPRÉSENTANT PERMANENT DE LA SOCIÉTÉ SETAF PRESIDENTE DE AVRACS S.A.S.U.		Title: REPRÉSENTANT PERMANENT DE LA SOCIÉTÉ SETAF PRESIDENTE DE MOLITOR S.A.S.U.

SINVRAC S.A.S.U.		H.S.O. S.A.S.U.

By:	/s/ Laurent Renard	By:	/s/ Laurent Renard
Name: LAURENT RENARD		Name: LAURENT RENARD
Title: REPRÉSENTANT PERMANENT DE LA SOCIÉTÉ SETAF PRESIDENTE DE SINVRAC S.A.S.U.		Title: REPRÉSENTANT PERMANENT DE LA SOCIÉTÉ SETAF PRESIDENTE DE H.S.O S.A.S.U.

THERMIDOR S.A.S.U.		SEFOR S.A.S.U.

By:	/s/ Laurent Renard	By:	/s/ Laurent Renard
Name: LAURENT RENARD		Name: LAURENT RENARD
Title: REPRÉSENTANT PERMANENT DE LA SOCIÉTÉ SETAF PRESIDENTE DE THERMIDOR S.A.S.U.		Title: REPRÉSENTANT PERMANENT DE LA SOCIÉTÉ SETAF PRESIDENTE DE SEFOR S.A.S.U.

H.S.O. S.A.S.U.		TENOR S.A.S.U.

By:	/s/ Laurent Renard	By:	/s/ Laurent Renard
Name: LAURENT RENARD		Name: LAURENT RENARD
Title: REPRÉSENTANT PERMANENT DE LA SOCIÉTÉ SETAF PRESIDENTE DE H.S.O. S.A.S.U.		Title: REPRÉSENTANT PERMANENT DE LA SOCIÉTÉ SETAF PRESIDENTE DE TENOR S.A.S.U.

FRUCTIDOR S.A.S.U.		MATADOR S.A.S.U.

By:	/s/ Laurent Renard	By:	/s/ Laurent Renard
Name: LAURENT RENARD		Name: LAURENT RENARD
Title: REPRÉSENTANT PERMANENT DE LA SOCIÉTÉ SETAF PRESIDENTE DE FRUCTIDOR S.A.S.U.		Title: REPRÉSENTANT PERMANENT DE LA SOCIÉTÉ SETAF PRESIDENTE DE MATADOR S.A.S.U.

ANGOR S.A.S.U.		PEARLOR S.A.S.U.

By:	/s/ Laurent Renard	By:	/s/ Laurent Renard
Name: LAURENT RENARD		Name: LAURENT RENARD
Title: REPRÉSENTANT PERMANENT DE LA SOCIÉTÉ SETAF PRESIDENTE DE ANGOR S.A.S.U.		Title: REPRÉSENTANT PERMANENT DE LA SOCIÉTÉ SETAF PRESIDENTE DE PEARLOR S.A.S.U.

F.B.O. S.A.S.U.		SETAF S.A.S.

By:	/s/ Laurent Renard	By:	/s/ Laurent Renard
Name: LAURENT RENARD		Name: Laurent RENARD
Title: REPRÉSENTANT PERMANENT DE LA SOCIÉTÉ SETAF PRESIDENTE DE F.B.O. S.A.S.U.		Title: Représentant permanent de la société Bourbon Maritime, présidente de SETAF